EXHIBIT 5.1

                       Whiteford, Taylor & Preston L.L.P.
                             Seven Saint Paul Street
                         Baltimore, Maryland 21202-1626
                                 (410) 347-8700
                               Fax (410) 347-9414


TVI Corporation
7100 Holladay Tyler Road
Glenn Dale, MD  20769
                                 June 27, 2003

    Re:           TVI Corporation
                  Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel to TVI Corporation (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act, as amended, relating to the offer and sale of up to 10,000,000 shares of common stock, $.01 par value per share (the "Plan Common Stock"), by the Company pursuant to the Amended and Restated 1998 Incentive Stock Option Plan (the "Plan") and the reoffers and resales of up to 5,239,500 shares of common stock, $.01 per value per share (the "Resale Common Stock," together with the Plan Common Stock, "Common Stock"). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

         In rendering this opinion, we have examined only the following documents: (i) the Company's Restated Articles of Incorporation and Bylaws, (ii) resolutions adopted by the Board of Directors and shareholders of the Company,
(iii) the Registration Statement and (iv) the Plan. We have not performed any independent investigation other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures.

         Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement and the Plan, when sold in the manner and for the consideration contemplated by the Registration Statement and the Plan, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                          Sincerely,


                                          /s/ WHITEFORD, TAYLOR & PRESTON L.L.P.